Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Columbia Property Trust, Inc. to our report dated September 15, 2014, relating to the statement of revenues over certain operating expenses of 650 California Street Building for the year ended December 31, 2013 (which report on the statement of revenues over certain operating expenses expresses an unqualified opinion and includes explanatory paragraphs referring of the purpose of the statement) appearing in Form 8-K of Columbia Property Trust, Inc. dated September 15, 2014, which is incorporated by reference in such Registration Statement. We further consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ FRAZIER & DEETER, LLC

Atlanta, GA

September 15, 2014